Exhibit 99.1

FOR IMMEDIATE RELEASE

Incyte to Acquire Vega Therapeutics, a Wholly Owned Subsidiary of Star Therapeutics, Expanding its Hematology Portfolio into Bleeding Disorders

–Proposed acquisition to add VGA039, a novel investigational monoclonal antibody that targets Protein S in Phase 3 development for von Willebrand disease (VWD)

–Star Therapeutics to receive $1.25 billion upfront, with up to $750 million in additional payments upon achievement of sales milestones

–Incyte will host an analyst and investor call on Monday, June 8, 2026, at 8:00 a.m. ET

WILMINGTON, Del. – June 08, 2026 – Incyte (Nasdaq:INCY) announced today it has entered into a definitive agreement to acquire Vega Therapeutics, Inc., a wholly owned subsidiary of Star Therapeutics, LLC, for $1.25 billion. Star Therapeutics will be eligible to receive up to $750 million in additional payments upon the achievement of sales milestones, for total potential consideration of up to $2.0 billion subject to customary closing adjustments. The proposed acquisition would add VGA039, a novel monoclonal antibody, to Incyte’s hematology portfolio.

Vega Therapeutics’ lead candidate, VGA039, modulates Protein S to improve hemostasis, potentially improving the body’s ability to control bleeding in numerous bleeding disorders. VGA039 is in Phase 3 pivotal development for patients with von Willebrand disease (VWD), the most common inherited bleeding disorder. It has the potential to be the first subcutaneous prophylactic therapy with a convenient dosing regimen for patients with VWD who currently require frequent intravenous infusions.

“VGA039 fits directly into our strategy of building a top-tier growth company for the future,” said Bill Meury, Chief Executive Officer of Incyte. “It is a first-in-class, Phase 3 asset with compelling early data, a manageable development path and the potential to become an important new growth driver in one of our core therapeutic areas – hematology. The transaction has all of the attributes we look for in business development opportunities.”

Approximately 135,000 people in the United States have been diagnosed with von Willebrand disease.1 The disease is characterized by excessive bleeding that can vary in severity and frequency and may significantly affect quality of life. Current prophylactic treatment options include factor replacement therapies that often require 2 to 3 intravenous infusions each week.2

“This milestone reflects our team’s deep commitment to innovation and underscores our strategy to develop first-in-class and best-in-class therapies for serious conditions with high unmet need,” said Adam Rosenthal, Ph.D., Founder and Chief Executive Officer of Star Therapeutics. “VGA039 will be advanced by Incyte, a global biopharmaceutical leader with deep expertise in hematology and a significant commercial track record. I am immensely proud of the Star Therapeutics team and our work toward making a difference for patients with von Willebrand disease.”

VGA039 has received Breakthrough Therapy, Fast Track, orphan drug and rare pediatric disease designations from the U.S. Food and Drug Administration (FDA). VGA039 has advanced into the Phase 3 VIVID-6 study (NCT07115004), a global single arm cross-over study to investigate safety and efficacy of the subcutaneous administration of VGA039 as prophylaxis for bleeding in patients with every type of VWD, including those with a high disease burden.

The transaction has been approved by both Incyte’s and Star Therapeutics’ Boards of Directors. Under the terms of the stock purchase agreement, Incyte will acquire all the outstanding shares of Vega Therapeutics, a wholly owned subsidiary of Star Therapeutics. The closing of the proposed transaction will be subject to certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions. The transaction is an equity acquisition and is expected to close in the third quarter of 2026, pending Hart-Scott-Rodino review resulting in an expected R&D charge of approximately $1.25 billion, that will be included in third quarter and full year 2026 GAAP and non-GAAP results.

Lazard is acting as financial advisor to Incyte and Goodwin Procter LLP is serving as its legal counsel. Evercore and Morgan Stanley are acting as financial advisors to Star Therapeutics, and Fenwick & West LLP is serving as its legal counsel.

Incyte Conference Call and Webcast
Incyte will host a conference call and webcast on Monday, June 8, 2026, at 8:00 a.m. ET to discuss the acquisition.

To access the conference call, please dial 877-407-3042 for domestic callers or 201-389-0864 for international callers. When prompted, provide the conference identification number, 13761011. If you are unable to participate, a replay of the conference call will be available for 30 days. The replay dial-in number for the United States is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay, you will need the conference identification number, 13761011.

The live and archived webcast will be available via the Events and Presentations tab of the Investor section of Incyte.com.

About VGA039
VGA039 is an investigational monoclonal antibody therapy with a novel mechanism of action that targets Protein S, with dual actions promoting platelet attachment and enhancing fibrin deposition to restore hemostasis. VGA039 has the potential to be a universal hemostatic therapy that can treat numerous bleeding disorders, starting with all types of von Willebrand disease (VWD). As a subcutaneously self-administered investigational antibody therapy with a convenient once monthly dosing regimen, VGA039 has the potential to meaningfully improve convenience and quality of life for patients.

VGA039 has received Fast Track, orphan drug, rare pediatric disease and Breakthrough Therapy designations from the U.S. Food and Drug Administration (FDA). VGA039 has advanced into a Phase 3 study (NCT07115004), VIVID-6, a global single arm cross-over study designed to investigate the safety and efficacy of subcutaneous administration of VGA039 as prophylaxis for bleeding in patients with every type of VWD.i

About von Willebrand Disease
Von Willebrand disease (VWD) is the most common inherited bleeding disorder in which the blood does not clot properly, caused by low or defective von Willebrand factor (VWF). VWD patients may experience excessive bleeding with varying severity and frequency, negatively impacting their daily lives. Current therapies for VWD prophylaxis include factor replacement therapies requiring multiple intravenous (IV) infusions every week. Approximately 135,000 people in the United States have been diagnosed with von Willebrand disease.

About Star Therapeutics
Star Therapeutics is a biotechnology company focused on the discovery and development of life-changing therapies for diseases with significant unmet need. Star Therapeutics’ team has invented four first-in-class antibody therapies, including the first approved drug (Enjaymo®) for cold agglutinin disease, and three other therapies that are each in Phase 3 development. For more information, please visit Star-Therapeutics.com and follow us on LinkedIn and X.

About Incyte®
Incyte is redefining what’s possible in biopharmaceutical innovation. Through deep scientific expertise and a relentless focus on patients, we have built an established portfolio of first-in-class medicines and an extensive portfolio of next-generation medicines across our key franchises: Hematology, Oncology and Inflammation & Autoimmunity.

To learn more, visit Incyte.com and Investor.Incyte.com. Follow us on social media: LinkedIn, X and Instagram.

Incyte Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the anticipated benefits of the Vega Therapeutics acquisition; costs and other anticipated financial impacts of the acquisition; expectations regarding VGA039’s development and its potential to become an important new growth driver for Incyte’s hematology portfolio; the potential and promise VGA039 offers patients with bleeding disorders and its ability to address significant unmet need; Incyte’s strategy of building a top-tier growth company for the future; expectations regarding the closing of the proposed transaction, including the expected timing of the same; and Incyte’s aspirations and goals as set forth under the heading “About Incyte.”

Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including unexpected costs, charges or expenses resulting from the acquisition; the risk that Incyte may not be able to successfully integrate the business of Vega Therapeutics and realize the expected benefits of the acquisition in a timely manner or at all; the sufficiency of clinical trial data for VGA039, as well as Incyte’s other products and product candidates, to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Incyte’s ability to achieve commercial success for VGA039, if approved; Incyte’s ability to obtain and maintain protection of intellectual property for its products and technology; Incyte’s reliance on third parties and partners; the acceptance of Incyte’s products in the marketplace; market competition, sales, marketing, manufacturing and distribution requirements; and those risks and uncertainties discussed in greater detail in Incyte’s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended March 31, 2026. Incyte disclaims any intent or obligation to update these forward-looking statements.

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Contacts

Media	Investors
media@incyte.com	ir@incyte.com

1. Data on File.
2. Franchini M, et al. Prophylactic management of patients with von Willebrand disease. Ther Adv Hematol. 2021;12.

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